Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of January, 2011, by and between Heritage Bank, a Virginia corporation (the “Bank”), and Sharon Curling Lessard (“Executive”).

RECITALS

WHEREAS, the Bank and Executive desire to enter into a new employment agreement pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Bank and Executive hereby agree as follows:

1. DEFINITIONS: Except as otherwise expressly provided in this Agreement, the following terms shall have the following meanings for all purposes of this Agreement:

(a) Accounting Firm means Bankshares’ independent accounting firm immediately prior to a Change of Control.

(b) Bankshares means Heritage Bankshares, Inc.

(c) Base Salary means the annual compensation specified in Section 4 below.

(d) Board means the Board of Directors of the Bank.

(e) Cause means any of the reasons listed in Section 7(d) below for which this Agreement may be terminated or Executive may be discharged prior to the end of the Term hereof.

(f) Change of Control means a change in the ownership or effective control of Bankshares or in the ownership of a substantial portion of the assets of Bankshares and shall be deemed to have occurred upon the occurrence of any of the following events.

(1) The acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than Bankshares, any Subsidiary or any Bankshares or Subsidiary’s employee benefit plan), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of Bankshares representing thirty-five percent (35%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of Bankshares, but excluding for this purpose any such acquisition by any corporation with respect to which, following the acquisition, the outstanding common stock of Bankshares immediately prior thereto continues to represent (either by remaining outstanding or being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of Bankshares or such surviving entity or a parent or affiliate thereof outstanding immediately after the acquisition;

(2) Either a majority of the directors of Bankshares elected at Bankshares’ annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of Bankshares, or the “incumbent directors” shall cease to constitute a majority of the directors of Bankshares. The term “incumbent director” shall mean any director who was a director of Bankshares on August 25, 2010 and any individual who becomes a director of Bankshares subsequent to August 25, 2010 and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors;

(3) The shareholders of Bankshares approve (x) a merger, consolidation or other business combination of Bankshares with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of Bankshares immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of Bankshares or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of Bankshares or an agreement for the sale or disposition by Bankshares of all or substantially all of Bankshares’ assets;

(4) A Change of Control as defined in Section 280G of the Code; or

(5) Any other event or circumstance which is not covered by the foregoing subsections but which the Board determines to affect control of Bankshares and with respect to which the Board adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of this Agreement.

The date of a Change of Control described in this Section 1(e) is the date on which an event described above in this Section 1(f) occurs.

Notwithstanding the foregoing, a Change in Control shall be deemed to occur under this Employment Agreement only to the extent any triggering business transaction constitutes a change in the ownership or effective control of Bankshares, or in the ownership of a substantial portion of the assets of Bankshares, as determined under Section 409A of the Code and Treasury Regulations issued thereunder from time to time.

(g) Code means the Internal Revenue Code of 1986, as amended.

(h) Exchange Act means the Securities Exchange Act of 1934, as amended.

(i) Good reason means the occurrence of any of the conditions listed in Section 7(f) below which is followed by the resignation of Executive within twelve (12) months after such occurrence.

(j) Protected Customer shall mean any person, business or entity who or which:

(1) Was known by Executive to have purchased products or services from Bankshares, the Bank or any Subsidiary other than the Bank during the two-year period immediately preceding Executive’s last day of employment with the Bank; or

(2) Purchased products or services from Bankshares, the Bank or any Subsidiary other than the Bank during the two-year period immediately preceding Executive’s last day of employment with the Bank, and about whom Executive had access to confidential or proprietary information during this period; or

(3) Was known by Executive to have received (during the one-year period prior to Executive’s last day of employment with the Bank) but not yet acted upon a proposal by Bankshares, the Bank or any Subsidiary other than the Bank for the purchase of products or performance of services.

(k) Release Agreement means the Executive Release Agreement attached hereto as Exhibit A.

(l) Resignation for good reason means resignation by Executive in accordance with the provisions of Section 7(f) below.

(m) Restricted Period means a period ending on the later of (1) twelve (12) months after Executive’s resignation or other voluntary termination of employment pursuant to Section 7(c) below or Executive’s termination for cause pursuant to Section 7(d) below; or (2) the end of any period during which Executive’s Base Salary is continued after his termination of employment with the Bank.

(n) Severance pay means an amount paid to Executive pursuant to Section 8(b) in the event he is terminated without cause following a Change of Control or resigns for good reason following a Change of Control.

(o) Subsidiary means any corporation at least a majority of the stock of which is owned by Bankshares, either directly or through one or more other Subsidiaries, and any other entity controlled, directly or indirectly, by Bankshares or any other Subsidiary.

(p) Term means the term of this Agreement specified in Section 3 below, including the initial term, all renewal terms and any extended term pursuant to Section 8(a) below.

(q) Termination for cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(d) below for any of the reasons listed therein.

(r) Termination without cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(e) below.

2. EMPLOYMENT:

(a) During the Term, Executive shall report to the Chief Executive Officer of the Bank or such executive officer of the Bank as the Bank’s Chief Executive Officer shall designate, and shall perform such services for the Bank and/or one or more Subsidiaries as may be assigned to Executive by the Chief Executive Officer of the Bank, his designate, or the Board of Directors of the Bank from time to time upon the terms and conditions hereinafter set forth. Executive agrees that, during the Term of Executive’s employment under this Agreement, he will devote his full business time and energy to the business, affairs and interests of the Bank and serve diligently and to the best of his ability. Executive may serve as a director, trustee or officer of other corporations and entities, including without limitation charitable organizations, and engage in other activities to the extent those activities and services do not inhibit the performance of Executive’s duties hereunder or conflict with the business of Bankshares, the Bank or any Subsidiary other than the Bank or any other affiliate of Bankshares or a Subsidiary.

(b) References in this Agreement to services rendered for the Bank and compensation, benefits, indemnification and liability insurance payable or provided by the Bank shall include services rendered for and compensation, benefits, indemnification and liability insurance payable or provided by Bankshares and any Subsidiary other than the Bank, and references in this Agreement to “Bank” shall mean and include Bankshares and any Subsidiary other than the Bank if Executive performs any services therefor, as the context may require.

3. TERM: The initial term of this Agreement shall be for the period beginning on January 1, 2011 and ending on December 31, 2012, and this Agreement shall continue after the initial term for successive renewal terms of two (2) years each, unless at least three (3) months prior to the end of the initial term or any renewal term, either Executive or the Bank delivers to the other written notice that this Agreement shall terminate at the expiration of the then-existing term, subject, however, to earlier termination in the manner provided in this Agreement. Notwithstanding the preceding sentence, the term of this Agreement shall be extended pursuant to Section 8(a) below upon the occurrence of a Change of Control.

4. BASE SALARY: Executive shall receive Base Salary at the rate in effect for Executive as of January 1, 2011, payable in substantially equal installments no less frequently than monthly (less any amounts withheld as required by law or pursuant to any benefits plan). At least annually, the Bank shall review and, in its sole discretion, may increase Executive’s Base Salary. If Executive’s Base Salary is increased by the Bank, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement and such Base Salary shall not be reduced during the Term of this Agreement.

5. EMPLOYEE BENEFITS AND REIMBURSEMENTS: During the Term of employment under this Agreement, Executive shall participate or be entitled to participate in any pension, group insurance, hospitalization, incentive or deferred compensation and other benefit or compensation plans of the Bank presently in effect or hereafter adopted and generally available to all the Bank’s employees. Executive shall also be entitled to any additional compensation, benefits or perquisites, if any, that may be provided specifically to or for Executive by the Bank from time to time. During the Term, to the extent provided by corporate policies, Executive shall be reimbursed for expenditures (including travel, entertainment, parking and business meetings) made in pursuance and furtherance of the business and good will of the Bank.

6. INDEMNIFICATION:

(a) The Bank and any Subsidiary other than the Bank for which Executive provides services shall indemnify and hold Executive harmless from and against all liability and expense resulting from (1) all acts or omissions of Executive while acting in the capacity of a director, officer, trustee, or fiduciary and/or employee of the Bank and any such Subsidiary during Executive’s employment as such director, officer, and/or employee and (2) acts or omissions of the Bank and any such Subsidiary occurring or alleged to have occurred during or prior to Executive’s employment, on terms and conditions no less favorable to Executive than the terms and conditions providing for indemnification of officers and directors under the Articles or Certificate of Incorporation and the Bylaws of the Bank and each such Subsidiary as in effect on the date of this Agreement. If the Articles or Certificate of Incorporation or the Bylaws of the Bank and/or any such Subsidiary are hereafter amended to provide officers and directors with broader or greater rights of indemnification, the Bank and each such Subsidiary acknowledge and agree that Executive shall be indemnified and held harmless under such broader or greater rights of indemnification and, further, that in no event shall Executive be entitled to any lesser rights of indemnification than would be available to Executive under such Articles or Certificate of Incorporation and/or Bylaws on the date of this Agreement.

(b) To the maximum extent permitted by applicable law as in effect on the date of this Agreement and without abridging or limiting the right of indemnification provided under Section 6(a) above, the Bank and each Subsidiary other than the Bank for which Executive provides services shall indemnify and hold Executive harmless from and against all liability and expense resulting from (1) all acts or omissions of Executive while acting in the capacity of a director, officer, trustee, fiduciary and/or employee of the Bank and any such Subsidiary during Executive’s employment as such officer and director and (2) acts or omissions of Bank and any such Subsidiary occurring or alleged to have occurred during or prior to Executive’s employment.

(c) If applicable laws relating to the indemnification of officers and directors (including, without limitation, the rules and regulations of the appropriate primary federal or state banking agency for the Bank and any Subsidiary other than the Bank for which Executive provides services) are hereafter amended to provide officers and directors with broader or greater rights of indemnification than is provided under Section 6(a) or Section 6(b) above, the Bank and each Subsidiary other than the Bank for which Executive provides services acknowledge and agree that Executive shall be indemnified and held harmless under such broader or greater rights of indemnification and, further, that in no event shall Executive be entitled to any lesser rights of indemnification than are presently available to Executive under Section 6(a) or Section 6(b) above on the date of this Agreement. The Bank and Executive further acknowledge and agree that it is the intention of the parties that Executive shall be entitled to indemnification as set forth under Section 6(a) and Section 6(b) above to the greatest extent possible under either the Articles or Certificate of Incorporation and the Bylaws of the Bank and each Subsidiary other than the Bank for which Executive performs services or applicable law as in effect on the date of this Agreement or as hereafter amended from time to time to provide broader or greater rights of indemnification.

(d) The Bank shall carry Directors and Officers Liability Insurance in such amounts as the Bank in its discretion deems appropriate, and any payments made under such policy to Executive or on Executive’s behalf shall be offset against the indemnification obligation set forth in Section 6(a), Section 6(b) and Section 6(c) above.

(e) Notwithstanding the foregoing, the indemnification provided by Section 6(a), Section 6(b) and Section 6(c) above shall not apply, and Executive shall not be indemnified, with respect to any acts or omissions which constitute wanton or willful misconduct or willful gross negligence. The indemnity obligation set forth in this Section 6 shall be subject to the prohibitions and limitations established by applicable law and as set forth in applicable regulations adopted by any federal or state bank regulatory agency having jurisdiction over the Bank or any Subsidiary other than the Bank for which Executive performs services.

(f) The provisions of this Section 6 shall survive termination of this Agreement.

7. TERMINATION: Executive’s employment under this Agreement may be terminated under any of the following conditions.

(a) Disability: If Executive is unable to perform the essential functions of Executive’s job on a full-time basis for a period of six (6) consecutive months (or for such shorter period ending with Executive’s eligibility for and receipt of long-term disability benefits under an insurance policy or employee benefit plan provided or made available to Executive by the Bank) by reason of illness or other physical or mental disability, the Bank shall have the right to terminate Executive’s employment under this Agreement at the end of the applicable period by written notice thereof. If Executive’s employment is so terminated, Executive shall be paid any salary and benefits to which Executive may be entitled until the end of the payroll period in which the date of termination occurs, and thereafter, the Bank shall have no further obligation for additional compensation and benefits under this Agreement. A condition of disability shall be determined by the Bank on the basis of competent evidence. A written opinion of a licensed physician certified in his field of specialization and acceptable to the Bank, or Executive’s entitlement to or receipt of long-term disability benefits under any insurance policy or employee benefit plan provided or made available to Executive by the Bank or under Federal Social Security law, shall be conclusive evidence of disability.

(b) Death: In the event of Executive’s death during the Term of this Agreement, Executive’s estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid compensation at the rate in effect at the time of Executive’s death for a period of one (1) month after the date of Executive’s death and shall be paid for any accrued and unused paid time off. Such additional compensation and accrued and unused paid time off shall be paid in a single lump sum within thirty (30) days from Executive’s date of death.

(c) Resignation By Executive: If Executive resigns or voluntarily leaves the employ of the Bank, other than under circumstances treated as resignation for good reason, then

Executive shall be in breach of this Agreement and, without limiting the generality of the foregoing, the obligations of the Bank to Executive shall terminate, except for the obligation to pay any accrued and unpaid salary, and accrued and unused paid time off as of the date of such resignation.

(d) Termination For Cause: The Bank may, in its sole discretion, by written notice to Executive terminate Executive’s employment immediately for breach upon the occurrence of any of the following:

(1) Executive’s failure to follow or to cooperate in carrying out any of the policies of the Bank or the directions of the Board, the Chief Executive Officer of the Bank or any other executive officer of the Bank to whom Executive reports;

(2) Executive’s insubordination toward any member of the Board, the Chief Executive Officer of the Bank or any other executive officer of the Bank to whom Executive reports;

(3) Continued and willful neglect by Executive of Executive’s duties for or on behalf of the Bank or any Subsidiary other than the Bank for which Executive provides services;

(4) Willful misconduct of Executive in connection with the performance of any of Executive’s duties, including, by way of example, but not limitation, misappropriation of funds or property of Bankshares, the Bank or Subsidiary other than the Bank or a depositor therein or borrower therefrom, or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of Bankshares, the Bank or Subsidiary other than the Bank to the prejudice of the Bank or its Subsidiaries;

(5) Conduct by Executive which results in Executive’s suspension and/or temporary prohibition or removal and/or permanent prohibition from participation in the conduct of the affairs of the Bank or any Subsidiary other than the Bank pursuant to the rules and regulations of the primary federal or state banking agency for the Bank or the other Subsidiary or any other federal or state banking agency having regulatory jurisdiction over the Bank or the other Subsidiary;

(6) Conviction of Executive of a felony or any misdemeanor involving moral turpitude or Executive’s willful violation of any law, rule or regulation to which the Bank or other Subsidiary for which Executive performs services is subject or of a final order or other formal administrative action entered into, by or imposed upon the Bank or any such Subsidiary;

(7) Willful violation of any code of conduct or standards of ethics applicable to employees of the Bank that results in material and demonstrable damage to the business or reputation of the Bank; or

(8) The issuance of a permanent injunction or similar remedy against Executive preventing Executive from executing or performing all or part of this Agreement.

If Executive’s employment is terminated for cause or the Bank has cause for termination and Executive voluntarily resigns, Executive shall not be entitled to any further compensation or benefits under this Agreement other than payment for any accrued and unused paid time off. Moreover, nothing in this Section 7 is intended to have any effect on any rights that are vested.

Notwithstanding anything herein to the contrary, except as “willful” may be otherwise defined by the rules and regulations of the primary federal or state banking agency for the Bank or Bank Subsidiary for which Executive performs services or any other federal or state banking agency having regulatory jurisdiction over the Bank or Bank Subsidiary for which Executive performs services, (x) no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank and/or each Bank Subsidiary for which Executive performs services, and (y) no failure to act on Executive’s part shall be considered “willful” if such failure is a result of a condition of disability within the meaning of Section 7(a) of this Agreement.

(e) Termination Without Cause: The Bank may, in its sole discretion, by written notice to Executive terminate Executive’s employment under this Agreement immediately without cause at any time. In the event of such termination: (i) Executive shall be paid any accrued and unused paid time off as of the date of termination, and (ii) Executive shall continue to be paid, during the twelve (12) months that follow the date of termination, the Base Salary that Executive is entitled to receive as of the date Executive is terminated without cause. Nothing in this Section shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of such termination. The Bank’s payment of the twelve (12) months of Base Salary described in this Section 7(e) shall be contingent upon Executive’s executing the Release Agreement within thirty (30) days after the date of such termination, not revoking the Release Agreement, and complying with the terms of the Release Agreement. The salary described in this Section 7(e) will be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Agreement or the Release Agreement.

Notwithstanding the foregoing provisions of this Section 7(e), the Bank shall not terminate Executive’s employment without cause (nor shall any decision previously made to terminate Executive’s employment without cause be effective) nor shall the Bank, without cause, fail to renew this Agreement pursuant to Section 3 during any period of time when the Bank has knowledge that any person, entity or concern, whether acting independently, as part of a group or in concert with any other person, entity or concern, has taken steps reasonably calculated to effect a Change of Control of Bankshares until, in the opinion of the Bank, such person, entity or concern has abandoned or terminated such efforts to effect a Change of Control. Any good faith determination by the Bank that any such person, concern or entity has abandoned or terminated such efforts to effect a Change of Control shall be conclusive and binding on Executive. Such determination shall be promptly communicated to Executive in writing by the Bank.

(f) Resignation For Good Reason:

(1) Executive may resign for good reason upon the occurrence of any of the following conditions:

(a) A reduction by the Bank of Executive’s Base Salary; or

(b) Any material breach of this Agreement by the Bank;

Executive’s continued employment shall not constitute consent to, or a waiver of rights, with respect to, any act or failure to act constituting good reason.

(2) Resignation for good reason shall be effected by delivering to the Bank, within twelve (12) months after the occurrence of one of the conditions described above, a written notice specifying a date for termination of employment (a) which is not less than thirty (30) days after the date of the notice, and (b) which is not more than ninety (90) days after the date of the notice. The notice shall also state that Executive is resigning for good reason as contemplated by this Section 7(f) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for resignation for good reason hereunder. If within the notice period, the Bank cures or corrects any circumstances providing a basis for resignation for good reason, Executive shall not be entitled to resign for good reason.

(3) If Executive resigns for good reason at any time after the date of this Agreement (other than a resignation for good reason during the Term after a Change of Control, which shall be governed by Section 8 below), then Executive shall be paid any accrued and unused paid time off as of the date of Executive’s termination of employment, and Executive shall continue to be paid, during the twelve (12) months that follow the date of Executive’s termination of employment, the Base Salary that Executive is entitled to receive as of the date of the notice announcing Executive’s resignation; provided that nothing in this Section 7(f) shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of termination. The Bank’s payment of the twelve (12) months of Base Salary described in this Section 7(f) shall be contingent upon Executive’s executing the Release Agreement within thirty (30) days after the date of such termination, not revoking the Release Agreement, and complying with the terms of the Release Agreement. The salary described in this Section 7(f) will be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Agreement or the Release Agreement.

8. CHANGE OF CONTROL: Notwithstanding the preceding provisions of this Agreement, upon the occurrence of a Change of Control, the following provisions shall apply:

(a) The Term shall be extended for a period of two (2) years after the date on which the Change of Control occurs.

(b) If during the Term, as extended pursuant to Section 8(a), either Executive’s employment is terminated without cause or Executive resigns for good reason, in either case, the Bank shall provide to Executive the following severance benefits:

(1) The Bank shall pay to Executive, in lieu of the compensation specified in Sections 7(e) and 7(f), severance pay (subject to any applicable payroll or other taxes required to be withheld) equal to eighteen (18) months’ Base Salary at the rate then in effect, or if greater, in effect immediately preceding the Change of Control. Severance pay shall be paid in cash (except to the extent that Executive and the Bank agree that it shall be paid in other property) and shall be paid in one lump sum on or before Executive’s last day of employment.

(2) The Bank shall pay to Executive in a lump sum on or before Executive’s last day of employment the amount of Executive’s accrued and unused paid time off determined on the basis of his Base Salary then in effect, or if greater, in effect immediately preceding the Change of Control.

(3) If Executive collects any part or all of the severance pay and paid time off provided under this Section 8 by or through a lawyer or lawyers, following a Change of Control and a dispute with the Bank regarding the terms of this Section 8 and any related provision of this Agreement, the Bank shall pay all costs of any such collection or enforcement, including reasonable legal fees and other out of pocket expenses incurred by Executive, up to that point when the Bank offered to settle the dispute for an amount equal to the amount that Executive is entitled to recover.

(4) The payments described in this Section 8 shall be due Executive regardless of any subsequent employment obtained by Executive.

9. NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE:

(a) Non- Competition: Except as otherwise provided in Section 9(e) below, during the Term and the Restricted Period, Executive shall not:

(1) Provide services to a competitor of Bankshares or the Bank if such services are the same as or similar to the services performed by Executive for the Bank or a Subsidiary other than the Bank.

(2) Provide services to a competitor of Bankshares or the Bank if these services involve the supervision or management of employees or other agents who provide services which are the same as or similar to the services performed by Executive for the Bank or a Subsidiary other than the Bank.

(3) Provide services to a competitor of Bankshares or the Bank if Executive’s performance of such services would be rendered less difficult through Executive’s use, misappropriation, or disclosure of Bankshares’, the Bank’s or any Subsidiary other than the Bank’s confidential information, proprietary information, or trade secret information to which Executive had access during Executive’s employment with the Bank or a Subsidiary other than the Bank.

The restrictions contained in this Section 9(a) shall only prohibit Executive from providing services in South Hampton Roads (that is, the cities of Norfolk, Portsmouth, Chesapeake, Virginia Beach and Suffolk, Virginia) for a business or entity which has a location within South Hampton Roads and competes with Bankshares or the Bank.

(b) Non-Solicitation of Employees: Except as otherwise provided in Section 9(e) below, during the Term and the Restricted Period, Executive shall not induce or attempt to induce any employee of Bankshares, the Bank or any Subsidiary other than the Bank to leave such employee’s position with Bankshares, the Bank or any Subsidiary other than the Bank to become associated with a business which competes with Bankshares, the Bank or any Subsidiary other than the Bank.

(c) Non-Solicitation of Customers: Except as otherwise provided in Section 9(e) below, during the Term and the Restricted Period, Executive shall not:

(1) Induce or attempt to induce any Protected Customer of Bankshares, the Bank or any Subsidiary other than the Bank to cease transacting business with Bankshares, the Bank or any Subsidiary other than the Bank.

(2) Induce or attempt to induce any Protected Customer of Bankshares, the Bank or any Subsidiary other than the Bank to transfer any part of such Protected Customer’s business from Bankshares, the Bank or any Subsidiary other than the Bank to a competing depository institution.

(d) Non-Disclosure: During the Term and for twelve (12) months after the end of the Restricted Period, Executive shall hold in a fiduciary capacity for the benefit of Bankshares and its Subsidiaries all secret or confidential information, knowledge or data relating to Bankshares, the Bank and Subsidiaries other than the Bank and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Bank and any Subsidiary other than the Bank and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). During the Term and for twelve (12) months after the end of the Restricted Period, Executive shall not, without the prior written consent of as applicable, Bankshares, the Bank and such other Subsidiary or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Bankshares, the Bank and such other Subsidiary and those designated by them. After the end of the Restricted Period, the existence and identity of the customers and employees of Bankshares, the Bank and any Subsidiaries other than the Bank shall not constitute secret or confidential information, knowledge or data.

(e) The provisions contained in Sections 9(a)-(c) shall not apply and shall have no force and effect at any time following a Change of Control. During any period in which the provisions of Sections 9(a)-(c) are effective, those provisions shall not preclude Executive from holding any publicly traded stock provided Executive does not acquire any stock interest in any one company in excess of one percent (1%) of the outstanding voting stock of that company.

(f) The parties agree that the restrictions contained in this Section 9 are reasonable and fair. If Executive competes in violation of the terms of this Section 9, the parties agree that the Bank will be irreparably harmed without an adequate remedy at law. Accordingly, Executive acknowledges that if he breaches or threatens to breach any provision of this Section 9, the Bank shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, but such injunctive relief shall not preclude the Bank from pursuing all other legal or equitable remedies arising out of such a breach.

10. REFORMATION: The parties have attempted to limit Executive’s right to compete only to the extent necessary to protect the Bank, Bankshares and Subsidiaries other than the Bank from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of a restrictive covenant set forth in Section 9 is in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the legitimate business interests of the Bank, Bankshares and Subsidiaries other than the Bank.

11. CERTAIN REPAYMENTS REQUIRED: Anything herein to the contrary, Executive shall be obligated to repay to the Bank or Subsidiary other than the Bank for which Executive performs services, as applicable, any of the following amounts under the enumerated circumstances:

(a) Any payments of Executive’s Base Salary made after Executive’s termination of employment pursuant to Section 7(e) or Section 7(f) if prior to Executive’s termination of employment, Cause existed with respect to Executive, or if prior to or after Executive’s termination of employment, Executive violated or violates any of the restrictions contained in Section 9 (other than any restriction that is inapplicable following a Change of Control pursuant to Section 9(e)).

(b) In the case of any bonus, incentive, commission or other compensation payment that was based in whole or in part on inaccurate data or factual assumptions (such as a performance bonus based on inaccurate financial data), the portion of the payment that is equal to the excess amount that Executive would not have received except for the inaccuracy.

Any amount to be repaid to the Bank or any such Subsidiary by Executive pursuant to this Section 11 shall be paid in a single lump sum payment in immediately available funds not later than the fifteenth (15th) business day immediately following the date notice and demand for payment is made in writing to Executive by the Bank or applicable Subsidiary. If any such amount is not so paid, in addition to any other remedies to which the Bank or applicable Subsidiary may be entitled, Executive agrees to an offset of any unpaid amount against any amounts that may otherwise be due to him from the Bank or applicable Subsidiary.

12. NOTICES: For the purposes of this Agreement, notices or other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered to the party to whom directed or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to such party at such party’s address last known by the party giving such notice. Each party may, from time to time, and shall, upon request of another party, designate an address to which notices should be sent. Notices of change of address shall be effective only upon receipt.

13. MODIFICATION - WAIVERS - APPLICABLE LAW: Subject to Section 23, no provisions of this Agreement may be modified, waived or discharged unless such waiver,

modification or discharge is agreed to in writing, signed by Executive and on behalf of the Bank by such officers as may be specifically designated by the Bank. No waiver of any breach, condition or provision of this Agreement by any party hereto at any time shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia. The parties hereby irrevocably submit to the venue of the Circuit Court of Norfolk, Virginia for any action arising out of or relating to this Agreement.

14. INVALIDITY - ENFORCEABILITY: The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and shall be binding upon the Bank and any successor to the Bank. If Executive should die while any amounts would still be payable to Executive hereunder all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

16. ATTORNEY’S FEES: Subject to Section 8(b)(3), in the event that either party incurs costs and fees, including attorney’s fees, in enforcing its rights under this Agreement, the party substantially prevailing in such suit or action including any appeal shall be entitled to recover from the other all such costs and reasonable attorney’s fees.

17. COMPLIANCE WITH FEDERAL STATUTES AND REGULATIONS:

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Bank or any Bank Subsidiary by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Bank’s obligations to Executive under this Agreement shall be suspended as of the date of service of any such notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s or a Bank Subsidiary’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement pertaining to the Bank or applicable Bank Subsidiary shall terminate as of the effective date of the order, but vested rights of the parties hereto shall not be affected.

(c) If the Bank or a Subsidiary other than the Bank for which Executive performs services is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this Section 17(c) shall not affect any vested rights of the parties hereto shall not be affected.

(d) All obligations under this Agreement pertaining to the Bank or a Subsidiary other than the Bank for which Executive performs services shall be terminated, except to the extent that it is determined that continuation of the contract is necessary to the continued operation of the Bank or other Subsidiary (i) by the appropriate federal banking agency, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank or other Subsidiary under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (18 U.S.C. Section 1823(c)); or (ii) by the appropriate federal banking agency, at the time such agency approves a supervisory merger to resolve problems related to operation of the Bank or other Subsidiary or when the Bank or other Subsidiary is determined by such agency to be in an unsafe or unsound condition; but vested rights of the parties hereto shall not be affected.

18. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

19. LEGAL CONFLICT: In the event of any conflict between any of the provisions of this Agreement and the provisions of any applicable statutes or regulations, as such statutes or regulations are in effect as of the date of this Agreement, the provisions of such statutes or regulations in effect as of the date of this Agreement shall control.

20. SUPERSESSION OF PRIOR AGREEMENTS: Except as provided in Section 22, this Agreement supersedes all prior agreements, either expressed or implied, between the parties hereto with respect to the employment of Executive.

21. INTERNAL REVENUE CODE SECTION 409A/CONTINUATION OF BENEFITS/REIMBURSEMENTS: This Agreement is intended to and shall comply with Section 409A of the Code. All references to a termination of employment and separation from service shall mean and be administered to comply with the definition of “separation from service” in Section 409A of the Code.

All reimbursements provided under this Agreement shall comply with Section 409A of the Code and shall be subject to the following requirements:

(a) The amount of expenses eligible for reimbursement, during Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year, and

(b) The reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred.

The right to reimbursement is not subject to liquidation or exchange for another benefit.

If Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of separation from service, to the extent that any amount payable under this Agreement constitutes “deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service (other than death or “disability” as defined under Section 409A of the Code), such amount shall not be paid until the first day following the six-month anniversary of the employee’s separation from service.

Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

Payment of any accrued and unused paid time off, unless expressly provided otherwise herein shall be made in a single lump sum within 30 days of separation from service.

22. EESA RESTRICTIONS: Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the RESTRICTIONS RELATING TO EMERGENCY ECONOMIC STABILIZATION ACT OF 2008 attached hereto as Exhibit B.

23. ASSURANCE OF FUTURE COOPERATION/UNILATERAL AMENDMENT: Executive agrees that this Agreement is subject to amendment at any time in order to comply with laws that are applicable to the Bank and Bankshares (including regulations and rules relating to any governmental program in which the Bank or Bankshares may participate), and agrees that the Bank may amend this Agreement unilaterally as it deems appropriate to ensure this compliance.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE

/s/ Sharon Curling Lessard
Sharon Curling Lessard

HERITAGE BANK

By:	/s/ Michael S. Ives
Michael S. Ives
President and Chief Executive Officer

EXHIBIT A

EXECUTIVE RELEASE AGREEMENT

This EXECUTIVE RELEASE AGREEMENT (“Release Agreement”) is made between Sharon Curling Lessard (“Executive”) and Heritage Bank, a Virginia corporation, and its predecessors, successors and assigns (referred to herein, collectively and individually, as “the Bank”).

A.	REASONS FOR AGREEMENT

1. Executive is ending his employment relationship with the Bank following either his “Termination without Cause” or his “Resignation for Good Reason,” as these terms are described in Sections 7(e) and 7(f) of Executive’s Employment Agreement.

2. Executive wants to receive the twelve (12) months of continued payments of his Base Salary, as referenced in Section 7(e) or 7(f) of Executive’s Employment Agreement, and Executive understands that such payments are conditioned upon Executive’s execution of and compliance with this Release Agreement.

B.	AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Bank and Executive hereby agree as follows:

1. Termination Benefit

The Bank agrees that it shall continue to pay Executive his Base Salary for twelve (12) months from the date of his termination as described in Section 7(e) or 7(f) of Executive’s Employment Agreement. These continued payments are conditioned upon Executive’s continued compliance with his obligations under this Release Agreement.

2. General Release

Executive agrees, for himself and his heirs, representatives, successors and assigns, that he waives, releases and forever discharges the Bank, Heritage Bankshares, Inc. (referred to herein as “Bankshares”) and their parents, subsidiaries, and affiliates as well as their directors, officers, employees and agents, from any and all claims, known or unknown, that he has or may have relating to or arising out of his employment with the Bank and any affiliate of the Bank, and the termination thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Executive’s employment, excepting only the provisions of this Release Agreement.

3. Special ADEA Waiver and Release Notification

The General Release, paragraph B.2 above of this Release Agreement, includes a waiver and release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Executive acknowledges that he has been (a) advised that this waiver and release includes, but is not limited to, all claims under the ADEA arising up to and including the date of his execution of this waiver and release, (b) advised to consult with an attorney and/or other advisor of his choosing concerning the rights and obligations under this Release Agreement prior to his execution of it, (c) given at least 21 days within which to consider this Release Agreement, and (d) advised that he has 7 days following the execution of this Release Agreement to revoke it by sending written notice to                      at 150 Granby St., Suite 175, Norfolk, Virginia 23510, and that this Release Agreement shall not become effective and enforceable until the revocation period has expired.

4. Return of Property

Executive agrees to return to the Bank on or before                      all property of the Bank in his possession or under his control.

5. Cooperation and Non-Disparagement

Executive agrees that he will continue to cooperate with the Bank by projecting a positive attitude toward the Bank and its employees and services. Executive agrees not to disparage the Bank or its employees, officers or directors.

6. Non-Competition

(a) For a period of twelve months following the termination of his employment with the Bank, Executive agrees not to provide competitive services in South Hampton Roads (that is, the cities of Norfolk, Portsmouth, Chesapeake, Virginia Beach and Suffolk, Virginia) to a competitor of the Bank or Bankshares if such competitor has at least one location in South Hampton Roads.

(b) Executive understands and agrees that his continued salary payments are contingent upon his compliance with this Release Agreement, including but not limited to compliance with this Paragraph 6.

(c) In addition to any other remedies to which the Bank may be entitled as a result of Executive’s breach of this Release Agreement, (i) Executive shall forfeit the right to any further continuing salary payments beginning with the date that Executive first provided competitive services to a competitor of the Bank or Bankshares, and (ii) Executive shall repay to the Bank all continued salary payments previously paid by the Bank to Executive after the date of his termination of employment. Any amount to be repaid to the Bank by Executive pursuant to this paragraph 6(c) shall be paid in a single lump sum payment in immediately available funds not later than the fifteenth (15th) business day immediately following the date notice and demand for payment is made in writing to Executive by the Bank.

7. No Waiver of Breach or Remedy

A waiver by the Bank of the breach of any of the provisions of this Release Agreement shall not be deemed a waiver by the Bank of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein.

8. Entire Agreement

(a) The parties understand and agree that all terms of this Release Agreement are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

(b) Executive understands, agrees, and represents that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent and agrees that the Release Agreement is in his best interest. Executive represents and warrants that, in negotiating and executing this Release Agreement, he has had an adequate opportunity to consult with competent counsel or other representatives of his choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein.

(c) The parties have carefully read this Release Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

9. Governing Law: This Release Agreement shall be governed by the laws of the Commonwealth of Virginia applicable to agreements made, and to be performed, therein and without resort to Virginia’s conflict of law provisions or rules. The parties hereby irrevocably submit to the venue of the Circuit Court of Norfolk, Virginia for any action arising out of or relating to this Release Agreement.

10. Severability: If any provision of this Release Agreement shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason as to person or circumstance, such provision or provisions shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Release Agreement this          day of                     ,         .

EXECUTIVE

Sharon Curling Lessard

HERITAGE BANK

By:
Michael S. Ives
President and Chief Executive Officer

EXHIBIT B

CERTAIN LIMITATIONS RELATING TO

EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

WHEREAS, on September 25, 2009, Bankshares entered into a letter agreement with the United States Department of the Treasury (the “UST”) pursuant to which Bankshares issued shares of preferred stock and the UST purchased from Bankshares the shares of preferred stock (the “Program”); and

WHEREAS, Bankshares’ continued participation in the Program is subject to compliance with the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), and the rules, regulations, guidance or other requirements issued thereunder (collectively, along with the EESA, the “EESA Restrictions”), which among other things require that employment agreements and other agreements with certain employees (the “Covered Employees”) of participants in the Program (such participants and certain of their subsidiaries are defined in, and for purposes of the EESA Restrictions constitute, “TARP Recipients”) contain and otherwise remain subject to certain limitations in order to comply with the EESA Restrictions; and

WHEREAS, the limitations contemplated under the EESA Restrictions apply to certain employment, compensation, bonus, incentive, severance, retention and other employee benefit plans, arrangements, policies and agreements (including so called “golden parachute” agreements), whether or not in writing, that Covered Employees may have with Bankshares and/or the Bank (each of which constitutes a TARP Recipient under the EESA Restrictions) or in which Covered Employees participate and as they relate to the period during which the UST holds any equity or debt securities of Bankshares acquired through the Program (collectively, along with the Agreement, the “Benefit Plans”); and

WHEREAS, Executive currently is, and/or from time to time during the period in which the UST holds any equity or debt securities of Bankshares acquired through the Program may be, a Covered Employee subject to the EESA Restrictions;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and as consideration for the benefits that Executive has received and will receive as a result of Bankshares’ participation in the Program, the Bank and Executive agree that the following limitations on the Benefit Plans set forth in this Exhibit B (collectively, the “Specified Benefit Limitations”) shall apply during any period that both Executive is a Covered Employee and Bankshares is subject to the EESA Restrictions:

1.	Executive shall not receive any golden parachute payment or other payment, accrual or benefit, whether under the Agreement, any Incentive Stock Option Agreement to which Executive is a party or otherwise pursuant to any Benefit Plans, that is prohibited by the EESA Restrictions. Without limiting the generality of the foregoing, and notwithstanding anything in the Benefit Plans to the contrary, Executive shall not be entitled to and shall not otherwise receive the benefit of any acceleration in the exercisability (or accelerated vesting) of any outstanding stock options or other equity awards of Bankshares to the extent such acceleration is prohibited by the EESA Restrictions.

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2.	If either the Bank or Bankshares notifies Executive in writing that Executive has received payments from it in violation of the EESA Restrictions, Executive hereby agrees to repay to the applicable company the aggregate amount of such payments no later than fifteen (15) business days following receipt of such notice.

3.	The Benefit Plans, with respect to Executive, are hereby amended to the extent necessary so as to be consistent with the EESA Restrictions.

4.	These Specified Benefit Limitations are intended to, and shall be interpreted, administered and construed to, comply with the EESA Restrictions (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to these provisions.)

These Specified Benefit Limitations shall be effective during any and all period(s) (but only during such period(s)) that both Bankshares and Executive are subject to the EESA Restrictions. (Without limiting the generality of the foregoing, and for purposes of clarity, Executive acknowledges and agrees that (i) at certain times during which Bankshares is subject to the EESA Restrictions, Executive will be or may be a Covered Employee and likewise subject to the EESA Restrictions, while at other times during which Bankshares is subject to the EESA Restrictions, Executive will not or may not be a Covered Employee subject to the EESA Restrictions; but (ii) any payment, accrual or benefit to or for the benefit of Executive shall be prohibited by or otherwise subject to these Specified Benefit Limitations if at the applicable time thereof Executive is a Covered Employee subject to the EESA Restrictions, regardless of whether the Executive has not in the past been and/or may not in the future be a Covered Employee subject to the EESA Restrictions.) Further, to the extent permitted by the EESA Restrictions and applicable law, Executive’s benefits under the Agreement and any other Benefit Plans shall accrue and shall be paid to Executive at a future date when and if so permitted by the EESA Restrictions and applicable law (“Accrued Payments”), provided, that any such Accrued Payments will not accrue interest.

To the extent not subject to federal law, these Specified Benefit Limitations will be governed by and construed in accordance with the law of the Commonwealth of Virginia. Except as amended herein, the Benefit Plans shall remain in full force and effect.

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